POWER OF ATTORNEY



I,Andrew H. Jacobson ,hereby appoint Theron J. Cole and/or
William R. Maris as my attorneys in fact with regard to the executing and filing of SEC documents related to my position as an Officer or Director of Cyanotech
Corporation and authorize either or both of them to sign and file on my behalf all documents necessary to file and perfect the filing of Form 3's and other SEC documents related to Cyanotech Corporation for me with the Securities and Exchange Commission.

/s/   Andrew H. Jacobson                         Date 5/19/08




Subscribed and sworn to me this 19th day of May, 2008

Signed Jeane Vinson
Notary Public #98-583


My commission expires June 9,2010

SEAL: